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                                                                   EXHIBIT 10(j)



          Description of the terms of employment between Myers Industries, Inc. and Kevin C. O'Neil dated June 10, 2003.


         On June 10, 2002, Mr. O'Neil was employed by the Company as its General Counsel. Mr. O'Neil has a three year employment arrangement whereby his annual base and bonus compensation through June 2005 was set at $225,000 per annum. The amount was prorated for 2003. As part of this compensation Mr. O'Neil was paid a bonus of $27,500 for the year ended December 31, 2002, and for the years ended 2003 and 2004, he is to be paid a bonus of $55,000. Bonus payments are made over a three year period, with 50% paid the first year, and 25% over the next two years. Mr. O'Neil is entitled to participate in benefits provided to executive officers of the Company. During the term, Mr. O'Neil can be terminated only if he fails to materially perform the requirements of the position.